UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 2, 2010

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-32253	87-0650264
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

16B/F Ruixin Bldg., No. 25 Gaoxin Road
Xi’an, Shaanxi Province, China 710075
(Address of principal executive offices)

86-29-8822 4682
 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 2, 2010, Huifeng Bio-Pharmaceutical Technology, Inc., a Nevada corporation (the “Company”), through its wholly-owned subsidiary, Xi’an Huifeng Bio-Technic Inc.(“Xi’an Huifeng”), a company organized and operating under the laws of the Peoples' Republic of China ("PRC"), entered into an Acquisition Agreement with Shangqiu Kexin Rutin Processing Ltd. (“Kexin”), a company organized and operating under the laws of the PRC (the “Acquisition Agreement”).

Pursuant to the Acquisition Agreement, the Company agreed to purchase 90% of the equity of Kexin for $140,000 in cash and 2,300,000 restricted shares of the Company's common stock at a per share price of $0.7.   In addition, the Company, through its subsidiary Xi’an Huifeng, has agreed to loan Kexin $1,000,000, at a 10% annual interest rate, to help Kexin reach its projected annual net income of $650,000 for the next three years; provided, however, that should Kexin fail to achieve average projected annual net income of $650,000 in the next two years, the annual interest rate shall be adjusted to 20%.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by an English translation of the Acquisition Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company does not anticipate that Xi’an Huifeng’s acquisition of  Kexin will trigger any reporting requirements under Item 2.01 of this Form 8-K.

ITEM 3.02— UNREGISTERED SALES OF EQUITY SECURITIES.

As described in Item 1.01 of this Report on Form 8-K, pursuant to the Acquisition Agreement the Company has agreed to issue 2,300,000 restricted shares of the Company's common stock to the former shareholders of Kexin within one month of the date of the Acquisition Agreement. These shares will not be registered under the Securities Act of 1933, as amended (the “1933 Act”) pursuant to an exemption from registration provided by Section 4 (2) of the 1933 Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	English translation of Acquisition Agreement by and between Xi’an Huifeng Biochemistry Ltd. and Shangqiu Kexin Rutin Processing Ltd. effective as of September 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huifeng Bio-Pharmaceutical Technology, Inc.

	By:	/s/ Jing’an Wang
Jing’an Wang
Date: September 8, 2010		Chief Executive Officer